UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                                    Form 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934

                                 November 2, 2001
                Date of Report (Date of earliest event reported)

                    MID-AMERICA APARTMENT COMMUNITIES, INC.
               (Exact Name of Registrant as Specified in Charter)

        TENNESSEE                     1-12762                   62-1543819
(State of Incorporation)      (Commission File Number)       (I.R.S. Employer
                                                          Identification Number)

                         6584 POPLAR AVENUE, SUITE 340
                           MEMPHIS, TENNEESSEE 38138
                    (Address of principal executive offices)

                                 (901) 682-6600
              (Registrant's telephone number, including area code)

             (Former name or address, if changed since last report)

ITEM 7.  Financial Statements and Exhibits
         c.  Exhibits
             Exhibit 99.1  Press Release
             Exhibit 99.2  Supplemental Data

ITEM 9.  Regulation FD

Mid America Apartment Communities, Inc. (MAA)
3rd Quarter 2001 Earnings Release Conference Call Transcript
November 2, 2001

Eric Bolton: Good morning. This is Eric Bolton, CEO of Mid-America Apartments Communities. With me are Simon Wadsworth, our Chief Financial Officer, and Al Campbell, our Vice President of Financial Planning. In our call this morning we plan to provide additional insights on our third quarter operating results which were released yesterday afternoon. Before we proceed, Al will provide required statutory disclosure as well as instructions on how you can access additional information on our results.

Al Campbell: This morning we will make some forward-looking statements. Please refer to the safe-harbor language included in our press release and our 34-Act filings with the SEC which describe risk factors that may impact future results. This call is being recorded and the press may be participating.

To obtain a copy of yesterday's earnings release as well as a copy of the transcript of our prepared comments this morning, we direct you to our web site at www.maac.net. You'll notice that we continue to post several pages of supplemental information on our web page and also have recently expanded our market analysis data. We have also recently redesigned our web site, introducing additional data and information within our Investor Relations section. A replay of this mornings call will be available through November 9th by dialing 402-220-0820, no passcode is necessary.

Eric Bolton: For your planning purposes, our prepared comments this morning will last 20 minutes after which we will open the lines for any questions you may have. We've structured our presentation this morning as follows: First, I will provide a brief overview of performance for the quarter, Al will discuss market conditions and insights on portfolio segment performance, Simon will discuss the balance sheet, progress on our remaining lease-up properties and a recap of our current earnings forecast and I'll wrap-up with a few summary conclusions.

Our third quarter revenue results were influenced by a number of cross-currents; some positive and some negative. Revenue during the first two months of the quarter were slightly weaker than expected with the majority of earnings pressure generated by our Memphis portfolio. Excess new construction supply in Memphis continues to pressure occupancy ... particularly at the top end product level. Al will have more to say about the Memphis market and occupancy performance in his comments so I'll not get into any detail in my comments. But let me just add that despite the 91% occupancy of the Memphis market, overall portfolio occupancy was a healthy 94.5% at quarter end. Our other markets are performing well and we expect portfolio occupancy to continue to hold in the 94% to 95% range.

Rent growth within our same store portfolio for the quarter was 2.5%. We expect there to be some weakening in rent growth over the course of the next 2 to 3 quarters as we continue a focus on protecting occupancy levels. I anticipate that we will see rent growth moderate to the 2% range for the next several quarters.

As we anticipated, we also saw a fairly significant jump in concession costs during the third quarter. Concessions increased roughly $250,000 or 20% within our same store group of properties. While the use of concessions varies significantly by market, and by properties within markets, I anticipate that overall market softness in Memphis and Atlanta will keep concessions at their current high level for the next few quarters. We expect that it will be the third quarter of 2002 before we see concession costs drop appreciably.

On the collection front, our net collection loss improved by 2.7% during the quarter. Our credit standards and review processes have recently been modified and standardized with a new internet based scoring system implemented and we expect to see continued good performance in this area. We believe that this is a particularly important revenue variable to proactively manage during this period of growing economic uncertainty.

Ancillary income has trailed last year's performance as a result of the upfront payments received last year from our CAIS Internet initiative that was subsequently cancelled and replaced with an initiative with Bell South. We expect it will be 18 months before we see any appreciable benefits from this new initiative, as we are still rolling this out to some of our areas. Additionally our initiatives in water, trash, and natural gas billing will continue to gain in contribution, with $2.7 million collected this year and more than $2.0 million in remaining potential.

We were pleased to see our unit turnover rate year to date continuing to run below last year's performance. While the cost of acquiring new residents is always expensive, it is even more so in these softer markets. Earlier this year we implemented longer lease cancellation terms throughout most of our properties and have also intensified our lease renewal practices. We believe resident retention is a critically important management variable and with our 12 month turnover rate currently running at 70%, there is still upside opportunity for us to capture in this area of our operation.

Another critically important operating variable is lease expiration exposure. We have long trained and focused our property mangers on operating tactics associated with this area. For the fourth quarter, the portfolio's exposure to turnover from lease expiration ranges from just 6% to 7% each month, which we feel is a very manageable number for this slower seasonal leasing period. In addition to proactively spreading lease expiration exposure, we have always been very careful and limited in our pursuit of the volatile corporate apartment business and in accepting month to month lease contracts. Both of these risk variables are at, or better than, our target levels and we believe that our lease expiration exposure for the next few months is very manageable.

Summarizing the revenue side of the equation, our focus over the next few quarters will remain on protecting occupancy performance with the use of concessions where necessary, diligent collection efforts and a continued heavy focus on resident retention and proactive lease expiration management.

Operating expenses remain under tight control. Same store property expenses, before real estate taxes and insurance, declined 2.2% during the third quarter as compared to the same period last year. Our various initiatives focused on utility expenses, unit turn expense management and a continuous focus on productivity enhancements have allowed us to consistently generate strong operating expense performance throughout the year. A big component of continuing gains in productivity is tied to our expanded use of technology and specifically the Internet. We determined some time ago that the prudent thing to do in developing our internet based operating platform was to establish strategic alliances and contractual relationships with proven service providers; this in lieu of investing Mid-America shareholder capital in risky start up technology ventures. I believe it is worth noting that Mid-America has made no write-offs of our shareholders' capital to such start up endeavors and has in fact generated significant revenues through the process.

Property and casualty insurance costs were the only areas of expense pressure during the quarter with costs up roughly 18%. As we reported last quarter, we renewed our property insurance program effective July 1st and have pricing locked until mid-year of 2002. We do expect that both property and casualty insurance pricing, along with employee health and hospitalization costs, will be areas of expense pressure next year.


Al Campbell: Reviewing segment and market performance for the portfolio, let's first take a look at the Memphis market. A significant jump in new construction over the last 18 months has clearly generated excess supply with overall market vacancy running around 9%, close to a 10 year high for this market. Permitting for new construction has dramatically slowed and we expect a gradual strengthening in the market to occur late next year. Quarter end occupancy for our 4,177 units was 91.0% at quarter end. This represents a 3.8% decline in occupancy as compared to the third quarter of last year. While new job growth will undoubtedly slow somewhat during this overall economic slowdown, we expect the Memphis economy will weather the overall economic slow down in fine condition. Memphis' major employers are in solid shape and the city's appeal as a cost efficient logistics and distribution point for the country will, we believe, generate steady economic performance and long-term demand for apartments. We believe the Memphis apartment market has essentially bottomed out, as evidenced by the fact that third quarter occupancy was flat as compared to the prior quarter. We expect market occupancy in Memphis to remain in the low 90 percent range for the next three quarters and begin to strengthen towards the end of next year. Our properties are in excellent shape and we expect to ride out this temporary soft period in Memphis in fine condition. We expect to see concessions at their current high level until next spring...ranging anywhere from half a month free, up to 2 months free, on 12 month leases.

There are growing concerns about occupancy levels in the Atlanta market. Our portfolio of five properties in Atlanta ended the quarter at 92.3%. The majority of pressure that we are beginning to experience in this market is isolated to one area in the northwest Cherokee County sub-market and we feel at this point that the majority of our other properties will not fall off their current performance levels. While we do believe that we will see some further weakening in Atlanta, our exposure to this market is fairly limited and we do not anticipate any material impact on overall portfolio performance.

Also, much has recently been said about the slowing absorption and overbuilding concerns in the Austin market; however, our portfolio of four properties performed well during the quarter ending with 3.8% NOI growth over prior year and ending at 96.9% occupancy. We do expect this to soften some over the next year, but our overall exposure to this market is also fairly limited, and we believe the long-term prospects for this market are very good.

Our other major markets continue to hold up well. We continue to see solid occupancy in Dallas, Houston, Nashville and Jacksonville. In addition, a number of our other middle to smaller sized markets including Chattanooga, Greenville, SC, Augusta, GA, Columbus, GA and Lexington, KY continue to show resiliency against any sort of slow down or material change in occupancy.

Given the recent events impacting our country, we thoroughly examined our overall portfolio exposure to dependency on certain industries and resident profiles which may have been significantly impacted. As many have pointed out, military, airline and travel related industries are key areas of concern. Currently only 4% of our portfolio is occupied with military or military related residents, and almost half of that is located in Columbus, GA near Fort Benning. Our two properties in this market are currently at almost record occupancy and are expected to continue performing well. Reservist call ups and increased training activities appear to be helping, not hurting, our performance within this small segment of our portfolio. Obviously these expectations would change somewhat should there be a major military deployment from this area. Our exposure to a downturn in the airline, travel and tourism industries is minimal. We have no significant concentrations of units near tourism areas or markets dominated by transportation industries. Other than the broad multiplier effect generated by a slowing economy, we do not expect the recent events to specifically impact our portfolio's performance.

In reviewing the expected performance of our portfolio as a whole, as noted in our press release same store NOI growth is expect to be around 1.6% next year, based mainly on expected occupancy continuing at their current levels (50 bps below last year) through the first half of the year and recovering slightly over the second half. We expect concessions to follow the same trend, beginning next year at the current higher levels ($250k above last year) and easing somewhat as our softer markets begin to recover.

Simon Wadsworth: As we said in the press release, our FFO/share for the quarter was 3 cents ahead of last year but a penny below our earlier expectations. We began to see some slippage of occupancy and increasing concessions in July, but September was a slower month than we'd expected with a 14% reduction in leasing traffic in the latter half of the month. After we'd taken a careful look at the September numbers, we revised our expectations for the fourth quarter and for next year, taking forecast FFO/share for the fourth quarter down by 2 cents to 70 cents, and next year down to a range from $2.82 to $2.92, with our best estimate at $2.87. October's leasing traffic returned to normal levels and we are seeing signs that occupancy is stabilizing and returning to more normal seasonal patterns. As we said in our press release, because of pressures in the market place we are reducing our expectation of same store NOI growth for next year to 1.6% from closer to 2.0% that we were using in prior forecasts.

We are approximately at 80% occupied on all of our three lease-up properties, and although we can expect the lease-up to slow during the winter months, we expect that all three will stabilize during the first quarter of next year. At that point we will then only have Reserve at Dexter Phase III to lease up, with completion of construction still scheduled for the first quarter next year.

During the third quarter we recorded the $15.6 million sale of Canyon Creek in St Louis, Missouri, for a gain of $6.6 million. In August we also sold the Advantages (in Jackson, MS) for $6.9 million, recording a total capital gain of $9.9 million on the $22.5 million sale of both properties. The blended selling cap rate of these two sales was 8.5%. We should note that these properties are each at the lower end of our portfolio quality, but are being sold at a cap rates well below (that is, much higher prices) than those generally attributed to our portfolio when assessing Mid-America's net asset value. For instance, applying this cap rate to the way we value the Company would take our NAV to over $29/share, based on our projections. We have no other immediate plans for additional asset sales, but we anticipate that some possible candidates will emerge from our planning process as we take a detailed look at 2002.

Taking advantage of the interest rate window we completed several refinancings in the quarter and in October. During the last four months we've refinanced almost $90 million (11%) of our $780 million of debt, all at very favorable interest rates. We've used our Fannie Mae Credit facility for much of this, and we've reduced our average borrowing cost from 7.2% a year ago to 6.6% today. By using a combination of swaps and fixed rate debt, we've continued to maintain the amount of fixed rate debt at just under 90% of the total. $30 million of additional refinancings are planned for the 4th quarter, which will still further reduce our borrowing costs. Taking advantage of current rates we are also proactively using swaps to lock in rates for some refinancings planned for the future.

The $22.5 million of asset sales mentioned above have a significant impact on FFO not only by creating "dry powder" but diluting our FFO. Our 3rd quarter asset sales, unless replaced with acquisitions, will dilute FFO on a full-year basis by 5 1/2 cents/share, with the impact on 2001's FFO of about 2 cents, all built in to our projections. The stabilization of our development properties and the completion of our development pipeline have also created capacity, and the use of this dry powder can potentially create additional income. We've assumed no new acquisitions or dispositions in our base model, and this is potentially the biggest variable impacting our 2002 projections. The second biggest variable is the assumption about same store growth. We are assuming that the Memphis market and the economy recover in the second half of next year, and that concessions then return to more normal levels. Our lease-up of the development properties is also important. Interest rates also affect us, but are not as important - we only have $90 million of our debt at floating rates and are projecting only $14 million of fixed rate maturities next year.

Our dividend coverage and financial strength and flexibility are building, and we anticipate making steady improvement through the balance of this year and next. Our dividend is well protected in all of our projected business models. As mentioned above, we have additional "dry powder" which when used will add significantly to earnings and FFO, providing further improvement to our dividend coverage. Our business risk is significantly lower than most apartment REITs since we exited the development business and we've completed these significant debt refinancings. Thus, our confidence that our dividend is sound.

Eric Bolton: Our properties are in great shape. We have been very disciplined and steady in our use of capital over the years to ensure that our properties avoid any build-up of deferred maintenance. During slower economic and revenue growth periods such as this, it is the well capitalized and well maintained portfolios that can best afford to exercise a little belt tightening with their capital dollars and yet keep their properties in a solid competitive position.

We believe that our apartment product, catering to a range of moderate to upper end apartment renters, also provides a more stable operating platform during all parts of the economic cycle; particularly during a recessionary phase. Our portfolio is well diversified throughout the most affordable region of the country which has consistently provided steady job growth and less volatility. As experienced multifamily operators that have been through several economic cycles and many sub-market cycles, we have consistently focused on various lease expiration and risk management practices within our portfolio.

Mid-America's balance sheet and coverage ratios are strengthening and our dividend is secure. We executed a decision to pull back on the pursuit of additional new development at just the right time. Results achieved from selling some of our older and more mature investments over the last quarter in the mid-8 cap range provides hard data that the market is materially underpricing Mid-America stock.

We are excited about the growing prospects for locating attractively priced redevelopment investment opportunities and look forward to continually and steadily building value for Mid-America shareholders.

That concludes our prepared comments. We are happy to now take any questions that you may have.

(Q&A followed)

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchnage Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    MID-AMERICA APARTMENT COMMUNITIES, INC.

Date:  November 2, 2001             /s/Simon R.C. Wadsworth
                                    Simon R.C. Wadsworth
                                    Executive Vice President
                                    (Principal Financial and Accounting Officer)